Exhibit 99.1

Contact: Monique Greer 720-540-5268 mgreer@allos.com

Allos Therapeutics Reports First Quarter 2010 Financial Results

— Conference Call Scheduled for Today at 4:30 p.m. ET —

WESTMINSTER, Colo., May 5, 2010 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today reported financial results for the first quarter ended March 31, 2010.

First Quarter Financial Highlights:

•                  In January 2010, Allos commenced the commercial launch of FOLOTYN® (pralatrexate injection) in the United States for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma.

•                  Non-GAAP gross product sales, or sales to pharmaceutical wholesale distributors, were $8.7 million for the first quarter of 2010. Allos sells FOLOTYN to distributors who then resell FOLOTYN to patients’ health care providers.

•                  GAAP gross product sales, or sell-through sales from distributors to health care providers, were $8.2 million for the first quarter of 2010. Given the limited sales history for FOLOTYN, Allos currently cannot reliably estimate expected returns at the time of shipment to its distributors. Therefore, in accordance with GAAP, Allos defers revenue recognition of sales to distributors until the product is sold through its distributors to health care providers. As such, Allos’ deferred revenue increased by $0.5 million during the first quarter of 2010, which represents the difference between non-GAAP gross product sales and GAAP sell-through sales for the first quarter 2010. As of March 31, 2010, Allos has recorded total deferred revenue of $1.2 million.

•                  GAAP net product sales were $7.4 million for the first quarter of 2010, which represents the $8.2 million of sell-through sales net of $0.8 million of gross to net sales adjustments. Gross to net sales adjustments consist of distributor service fees and estimated accruals for government rebates and chargebacks.

“We are pleased with the first quarter of our U.S. commercial launch of FOLOTYN for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma,” said Paul L. Berns, president and chief executive officer of Allos Therapeutics. “During the quarter, we made significant progress implementing our FOLOTYN brand campaign, and we are encouraged by the level of awareness and use of FOLOTYN this early in the commercial launch. For the remainder of 2010, we will continue to focus on driving growth in U.S. sales of FOLOTYN for relapsed or refractory PTCL, as well as exploring the potential utility of FOLOTYN in additional indications.”

For the quarter ended March 31, 2010, Allos reported a net loss of $20.5 million, or $0.20 per share. Total operating costs and expenses for the first quarter of 2010 were $28.0 million, including stock-based compensation expense of $2.9 million. Cost of sales for the first quarter of 2010 were $0.7 million and consisted of royalties under Allos’ license agreement for FOLOTYN and costs for warehousing and shipping. Research and development expenses for the first quarter 2010 were $9.3 million. Selling, general and administrative expenses for the first quarter 2010 were $17.9 million.

Net cash used in operating activities for the first quarter 2010 was $23.3 million.  As of March 31, 2010, Allos’ cash, cash equivalents and investments totaled $137.5 million.

Non-GAAP financial information is utilized by Allos’ management to provide a useful measure of operating performance of the company. Non-GAAP financial information herein includes the effect of deferred revenue related to gross product sales. Reconciliation between the non-GAAP and the GAAP financial measures is included in the narrative above.

Financial Guidance for 2010
Allos reaffirms prior financial guidance that total operating costs and expenses for 2010 are expected to approximate $120 to $130 million, excluding non-cash stock-based compensation expense. Stock-based compensation expense is expected to approximate $13 to $15 million.

Actual financial results for 2010 will vary based upon many factors, including the growth of FOLOTYN sales and rate of patient enrollment in FOLOTYN clinical trials that are ongoing and planned for initiation in 2010.

Clinical Development Update:

•                  Allos is updating its timeline for reporting top line results from the Company’s randomized Phase 2b non-small cell lung cancer trial of FOLOTYN. Allos now expects to report top line results from this investigational Phase 2b trial in the third quarter of 2010. The objective of the trial is to assess the treatment effect of FOLOTYN in certain pre-defined cohorts of patients with advanced NSCLC where FOLOTYN may have the potential to provide clinical benefit relative to erlotinib. The outcome of this study is intended to inform the design of a potential Phase 3 registration trial.

•                  Allos recently initiated a Phase 2 open label, multi-center, international trial of FOLOTYN in female patients with advanced or metastatic breast cancer who have failed prior chemotherapy. The primary endpoint is objective response. The study will seek to enroll approximately 30 patients.

Conference Call Information
Allos will host a conference call to review its first quarter 2010 financial results on Wednesday, May 5, 2010 at 4:30 p.m. EST. Participants can access the call at 1-877-941-0844 (U.S. and Canada) or +480-629-9644 (international). To access the live audio webcast or the subsequent archived recording, visit the “Investors - Presentations and Events” section of Allos’ website at www.allos.com. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call. Callers can access the replay by dialing 800-406-7325 (domestic) or 303-590-3030 (international). The passcode is 4285655#. The webcast will be recorded and available for replay on Allos’ website until May 19, 2010.

About Allos Therapeutics
Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company committed to the development and commercialization of innovative anti-cancer therapeutics. Allos is currently focused on the development and commercialization of FOLOTYN® (pralatrexate injection), a folate analogue metabolic inhibitor. FOLOTYN is the first and only drug approved in the U.S. for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma. Allos is also developing FOLOTYN in other potential indications. Allos retains exclusive worldwide rights to FOLOTYN for all indications. Allos is headquartered in Westminster, CO. For additional information, please visit www.allos.com.

Important Safety Information

Warnings and Precautions:

FOLOTYN may suppress bone marrow function, manifested by thrombocytopenia, neutropenia, and anemia. Monitor blood counts and omit or modify dose for hematologic toxicities.

Mucositis may occur. If > Grade 2 mucositis is observed, omit or modify dose.

Patients should be instructed to take folic acid (1.0 -1.25 mg orally on a daily basis) and receive vitamin B12 (1 mg intramuscularly every 8-10 weeks) to potentially reduce treatment-related hematological toxicity and mucositis.

FOLOTYN can cause fetal harm. Women should avoid becoming pregnant while being treated with FOLOTYN, and pregnant women should be informed of the potential harm to the fetus.

Use caution and monitor patients when administering FOLOTYN to patients with moderate to severe renal function impairment.

Elevated liver function test abnormalities may occur and require monitoring. If liver function test abnormalities are > Grade 3, omit or modify dose.

Adverse Reactions:

The most common adverse reactions observed in PROPEL were mucositis (70%), thrombocytopenia (41%), nausea (40%), and fatigue (36%). The most common serious adverse events (>3%), regardless of causality, were pyrexia, mucositis, sepsis, febrile neutropenia, dehydration, dyspnea and thrombocytopenia. Forty-four percent of patients experienced a serious adverse event while on study or within 30 days after their last dose of FOLOTYN. Twenty-three percent of patients discontinued treatment due to adverse reactions.

Drug Interactions:

Co-administration of drugs subject to renal clearance (e.g., probenecid, NSAIDs, and trimethoprim/sulfamethaxazole) may result in delayed renal clearance.

Use in Specific Patient Population:

Nursing mothers should be advised to discontinue nursing or the drug, taking into consideration the importance of the drug to the mother.

For additional important safety information, please see the full prescribing information for FOLOTYN at www.allos.com.

Safe Harbor Statement
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the commercialization of FOLOTYN for the treatment of patients with relapsed or refractory PTCL;  Allos’ projected timeline for announcing top line results from its Phase 2b clinical trial comparing FOLOTYN and erlotinib (Tarceva) in patients with advanced NSCLC; Allos’ projected operating costs and expenses for fiscal year 2010; other statements regarding Allos’ future product development and regulatory strategies, including its intent to develop or seek regulatory approval for FOLOTYN in specific indications; and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. Important factors that may cause actual results to differ materially include, but are not limited to, the risks and uncertainties associated with the acceptance of FOLOTYN in the marketplace; the status of reimbursement from third party payers; Allos’ dependence on third party manufacturers; Allos’ compliance with applicable regulatory requirements, including the healthcare fraud and abuse laws and Allos’ post-marketing requirements; that Allos may experience difficulties or delays in the initiation, progress or completion of its clinical trials, whether caused by competition, adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors; and that Allos may lack the financial resources and access to capital to support its future operations, including its product development and commercialization plans for FOLOTYN. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to Allos on the date hereof, and Allos undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: The Allos logo and FOLOTYN name are trademarks of Allos Therapeutics, Inc.

Tarceva is a registered trademark of OSI Pharmaceuticals, Inc.

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(Tables follow)

ALLOS THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share information)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Net product sales	$7,407	$—

Operating costs and expenses:
Cost of sales, excluding amortization expense	689	—
Research and development	9,285	8,360
Selling, general and administrative	17,932	6,963
Amortization of intangible asset	113	—
Total operating costs and expenses	28,019	15,323
Operating loss	(20,612)	(15,323)
Interest and other income, net	65	173
Net loss	$(20,547)	$(15,150)
Net loss per share: basic and diluted	$(0.20)	$(0.19)
Weighted average shares: basic and diluted	104,602,134	81,096,293

ALLOS THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2010	December 31, 2009
ASSETS
Cash, cash equivalents and investments	$137,511	$158,544
Accounts receivable	8,753	4,862
Intangible asset, net	5,566	5,679
Other assets	4,822	4,130
Property and equipment, net	2,152	2,169
Total assets	$158,804	$175,384
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities, excluding deferred revenue	$13,359	$15,171
Deferred revenue	1,150	669
Stockholders’ equity	144,295	159,544
Total liabilities and stockholders’ equity	$158,804	$175,384